UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2008

AKESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27409	84-1409219
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer identification number)

888 Prospect Street, Suite 320, La Jolla, CA 92037

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 454-4311

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

The information reported under Item 5.02 with respect to the termination of the Consulting Services Agreement is hereby incorporated by reference into this Item 1.02.

Item 3.02	Unregistered Sales of Equity Securities.

The information reported under Item 5.02 with respect to the issuance of stock options to Carl LeBel, Ph.D. is hereby incorporated by reference into this Item 3.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Realignment of Management Team. On June 26, 2008, Jay B. Lichter, Ph.D., the then-current President and Chief Executive Officer of Akesis Pharmaceuticals, Inc. (“we” or the “Company”), notified the board of directors of the Company (the “Board”) of his resignation as President of the Company, effective as of that date. Dr. Lichter’s resignation did not extend to his positions as a member of the Board or as the Chief Executive Officer of the Company, which positions he will continue to hold. In addition, in connection with Dr. Lichter’s resignation as President, the Board appointed him to serve as the Company’s Chairman of the Board, effective as of June 26, 2008.

On the same date, the Board appointed Carl LeBel, Ph.D., a current member of the Board, to serve as the Company’s President and Chief Operating Officer, effective as of that date. Dr. LeBel has more than 18 years of experience as a biopharmaceutical industry executive, including 14 years at Amgen Inc. (“Amgen”), where, prior to joining the Board, he was an executive director for program management and strategic operations. Most recently his responsibilities at Amgen included overseeing global cross-functional program activities for a late-stage development candidate in osteoporosis. He has an extensive background in the area of metabolic diseases including direct experience in the conduct of clinical trials in diabetes and obesity. Prior to joining Amgen, Dr. LeBel held preclinical development positions at Arthur D. Little Inc. and Alkermes Inc. from 1990 to 1993. He holds a B.S. in Chemistry from the University of Detroit, a Ph.D. in Biomedical Sciences/Toxicology from Northeastern University, and was a National Institute of Environmental Health Sciences postdoctoral fellow in Community and Environmental Medicine at the University of California, Irvine. He is also a director at Ash Stevens Inc., a privately held pharmaceutical contract manufacturer.

In addition to his service on the Board, since April 25, 2008, Dr. LeBel has provided consulting services to the Company under the terms of a consulting services agreement (the “Consulting Services Agreement”), by and between the Company and Dr. LeBel. Pursuant to the Consulting Services Agreement, Dr. LeBel was entitled to receive fees of $250 per hour spent performing certain services on behalf of the Company plus reimbursement for certain expenses incurred in connection with his performance of such services. According to its terms, the Consulting Services Agreement would have terminated on July 24, 2008; however, in light of Dr. LeBel’s appointment as the Company’s President and Chief Operating Officer, the Company has elected to exercise its rights to terminate the Consulting Services Agreement prior to the original expiration date.

The foregoing summary of the Consulting Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Consulting Services Agreement, a copy of which is filed Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 1, 2008.

Compensation for New President and Chief Operating Officer. In connection with Dr. LeBel’s appointment as the Company’s President and Chief Operating Officer, the Board approved the payment to Dr. LeBel of an annual base salary of $150,000, payable in accordance with the Company’s normal payroll practices. In addition, the Board approved a grant of stock options to Dr. LeBel to purchase up to an aggregate of 375,000 shares of our common stock. Such stock options will be granted pursuant to the terms of a Stand-Alone Stock Option Agreement (the “Option Agreement”) between the Company and Dr. LeBel.

Pursuant to the terms of the Option Agreement, the shares of common stock subject to the stock option will vest over a period of three years, with the shares vesting in equal monthly installments subject to Dr. LeBel’s continuing to provide services to the Company during such period. The issuance of the stock option was exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended.

The foregoing summary of the Option Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Option Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events

On June 30, 2008, we issued a press release announcing the realignment of our management team. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stand-Alone Stock Option Agreement dated as of June 26, 2008, by and between the Company and Dr. LeBel.

99.1	Press Release, dated as of June 30, 2008, announcing the realignment of our management team.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKESIS PHARMACEUTICALS, INC.

By:	/s/ Jay Lichter, Ph.D.
Jay Lichter, Ph.D.
Chairman and Chief Executive Officer

Date: July 2, 2008